Exhibit 99

For Immediate Release

CONSOLIDATED WATER AWARDED CONTRACT FOR
BLUE HILLS WATER PROJECT IN BAHAMAS

COMPANY’S LARGEST SEAWATER DESALINATION PLANT TO ADDRESS CRITICAL WATER SHORTAGE IN NASSAU

GEORGE TOWN, Cayman Islands, B.W.I. (February 17, 2005) — Consolidated Water Co. Ltd. (Nasdaq National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today announced that the Hon. Bradley Roberts, Minister of Works of the Government of the Bahamas announced at a press conference in the Bahamas yesterday that the Bahamas government has accepted the Company’s bid to build a new seawater desalination plant (the “Blue Hills” plant), and to expand its existing seawater desalination plant (the “Windsor” plant) on the island of New Providence in the Commonwealth of the Bahamas.

When completed, the Blue Hills plant will be capable of producing 7.2 million US gallons of potable water per day (USgpd) and will be the Company’s largest seawater conversion facility. Consolidated Water will also expand the capacity of its existing Windsor plant by almost 40%, to approximately 3.6 million USgpd, under the terms of its contract with the government-owned Water and Sewerage Corporation in Nassau.

At the present time, the island of New Providence, where Nassau — the capital of the Commonwealth of the Bahamas – is located, suffers from critical water shortages and must import potable water via barges from neighboring Andros Island. Consolidated’s contract with the Water and Sewerage Corporation is designed to dramatically increase Nassau’s self-sufficiency by converting seawater into potable (i.e., drinking) water utilizing reverse osmosis technology. The Blue Hills contract is for twenty (20) years, or until 35 billion US gallons of water have been supplied to the Water and Sewerage Corporation.

“We are very pleased to have received a letter of acceptance of the Blue Hills bid, following an extended bid evaluation process, and look forward to our role in easing the water crisis in Nassau,” stated Jeffrey Parker, Chairman of Consolidated Water Co. Ltd. “The Blue Hills plant will be our largest water production facility, and when combined with the expanded output of our existing Windsor plant, should transform Nassau into the Company’s largest single market, in terms of water volume, within the next several years. The combined capacity of the two plants will exceed 10.8 million US gallons per day, compared with the Company’s total combined water production capacity of approximately 11.9 million US gallons per day in all of its markets throughout the Caribbean region at the present time.”

“The Blue Hills plant will incorporate the highly efficient DWEER™ energy recovery system and should be fully operational within 15 months of contract signing,” commented Rick McTaggart, President and Chief Executive Officer of Consolidated Water Co. Ltd. “Meanwhile, we intend to expand our water production on a short-term basis by installing temporary, modular seawater desalination facilities on the island of New Providence. Our contract also calls for Consolidated to provide engineering services and equipment in order to reduce the amount of water that is ‘lost’ (due to leakage, theft, etc.) throughout the Water and Sewerage Corporation’s pipeline distribution system on New Providence.”

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates reverse osmosis seawater conversion facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “intend,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, such as the Blue Hills and Windsor plants in the Bahamas, the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. Prior to commencing construction on the Blue Hills and Windsor plants, the Company must negotiate a definitive agreement with the Water and Sewerage Corporation of the Bahamas and obtain financing for the projects, which is anticipated to be primarily in the form of debt. No assurances can be made that the Company will be able to obtain financing at all or that the available financing opportunities will be on terms acceptable to the Company. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com